EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

         Outlet Retail Stores, Inc.
         Incorporated in the state of Delaware

         Roshco, Inc.

         Incorporated in the state of Illinois

         M. Kamenstein Corp. Incorporated in the state of Delaware

         The Pfaltzgraff Co.
         Incorporated in the state of Delaware

         Pfaltzgraff Factory Stores, Inc.
         Incorporated in the state of Delaware

         Luxury Tabletop, Inc.
         Incorporated in the state of Delaware